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                                                                   Exhibit 10.14

                       DEVELOPMENT AND PROMOTION AGREEMENT

THIS DEVELOPMENT AND PROMOTION AGREEMENT is entered into on March 31, 1999 ("Effective Date") by and between Taiwan Semiconductor Manufacturing Company Ltd., a company duly incorporated under the laws of Republic of China having its principal place of business at No. 121, Park Avenue 3, Science Based Industrial Park, Hsinchu, Taiwan, ROC ("TSMC"), and Monolithic System Technology, Inc., a company duly incorporated under the laws of the State of California having its principal place of business at 1020 Stewart Drive, Sunnyvale, CA 94086, U.S.A. ("MoSys"), collectively referred to as "Parties".

WHEREAS, MoSys desires to adapt and port certain of its semiconductor circuits and devices to be compliant to certain TSMC process technologies (the "Virtual Component"); and

WHEREAS, Parties desire to jointly promote and/or distribute the Virtual Component pursuant to the terms and provisions as provided in this Agreement.

NOW THEREFORE, the Parties hereto agree as follows:

I.       VIRTUAL COMPONENT DELIVERABLES AND TAPE-OUT

1.1 MoSys agrees to develop the Virtual Component for TSMC as specified in Exhibit A. MoSys agrees to deliver to TSMC the information specified in the Exhibit A and the following deliverables regarding each Virtual Component (the "MoSys's Deliverables"). MoSys authorizes TSMC to use MoSys's Deliverables for tape-out, production and packaging of thirty (30) testchips ("Prototypes") by
TSMC:

GDSII files
DRC / LVS report files
Virtual Component Size
Virtual Component Datasheet
Methodology and solution for pre-fabrication simulation
         (including simulation models, and testability on silicon)

The GDSII file may contain only those errors acceptable to TSMC. If not acceptable, TSMC will so notify MoSys, in writing, and MoSys shall promptly review and correct the unacceptable errors and resubmit the file to TSMC. MoSys shall identify, in writing and with specificity, each and every separate and individual Virtual Component contained in the GDSII File.

1.2 For the purposes of this Agreement, TSMC agrees to provide the following information to MoSys upon request:

Design rules
SPICE models
DRC command files
Maximum permissible test chip die size
Layout mapping file
Test chip tape-out schedule

1.3 Upon completion of tapeout, TSMC will fabricate and package thirty (30) testchips incorporating this Virtual Component for MoSys on its next available "hot run". TSMC shall provide MoSys one engineering iteration upon request.


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II.      VERIFICATION REPORT AND JOINT MARKETING

2.1 MoSys agrees to start its own verification and qualification procedure on the Prototypes produced by TSMC, and, within 60 days after receiving the Prototypes, MoSys shall prepare and provide a verification report for the Virtual Component to TSMC which shall include the information as outlined in the Exhibit B (the "Verification Report").

2.2 Parties shall cooperate in jointly publishing the availability of the Virtual Component on TSMC's processes, including making datasheets available for the Virtual Component and a white paper describing the technology and benefits to customers.

III.     DISTRIBUTION OF THE VIRTUAL COMPONENT

3.1 Both TSMC and MoSys will actively promote the Virtual Component to customers of both Parties. All customers who desire to use the Virtual Component may obtain it through either TSMC or MoSys directly. Both Parties agree to inform customers that they shall only use the TSMC process-ported version of the Virtual Component for tape-out and production exclusively at TSMC or its designated facility. Neither party shall be forced to accept the other party's customers.

3.2 TSMC may incorporate the Virtual Component as specified in Exhibit A in customer designs following execution of a license agreement between TSMC and MoSys that contains payment provisions for fees of 5% of net wafer sales for wafers that include the Virtual Component, where the term "net wafer sales" will be defined. TSMC shall not release the GDSII physical view to customers, but may provide an abstract for place and route purposes.

3.3 TSMC and MoSys agree to enter into good faith discussions on the licensing terms (including, but not limited to NRE and running royalty rates) for variants (changes to memory size, organization or process) of the Virtual Component as well as 1T-SRAM memory compilers, if required by customer demand.

IV.      PAYMENT

4.1 TSMC agrees to pay MoSys the sum of Thirty Thousand Dollars ($30,000.00) within thirty (30) days upon the first tapeout of a testchip incorporating the Virtual Component. TSMC agrees to pay MoSys an additional sum of Thirty Thousand Dollars ($30,000.00) within thirty (30) days of a successful completion of evaluation of testchips including the Virtual Component by MoSys and the delivery of the Verification Report to TSMC.

4.2 Either TSMC or MoSys may offset any due payment to the other party if the receiving party has an outstanding balance owed to the other party at the time that payment is due.

4.3 The Parties agree that this Agreement does not oblige TSMC to pay an additional royalty to MoSys when customers have executed license agreements directly with MoSys for the Virtual Component.

V.       PROPRIETARY INFORMATION

5.1 The term "Proprietary Information" shall mean any information provided by a party hereto identified as proprietary and/or confidential and disclosed to the other party according to this Agreement. Written Proprietary Information shall be clearly marked "Confidential" or "Proprietary". All oral disclosures of Proprietary Information shall be identified as such prior to disclosure and confirmed in writing by the disclosing party within thirty (30) days of the oral disclosure. In case of disagreement, the receiving party must make a written objection thereto within thirty (30) days after receipt of the information, or after receipt of written confirmation for orally disclosed information. The terms and conditions of this agreement are Proprietary Information. The Proprietary Information shall not include information that: (1) is now or subsequently in the public domain or otherwise becomes available to the


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public other than by breach of this Agreement by the receiving party; (2) has been rightfully in the receiving party's possession prior to receipt from the disclosing party; (3) is rightfully received by the receiving party from a third party; and (4) is independently developed by the receiving party without use of any proprietary information or trade secrets of the disclosing party, and is authorized by the disclosing party to be disclosed or released.

5.2 Both Parties hereto agree to maintain Proprietary Information in strict confidence, not to make use thereof other than for the performance of this Agreement, to release it only to employees who have a reasonable need to know the same, and not to release or disclose it to any third party, without the prior written consent of the disclosing party.

5.3 All Proprietary Information and any copies thereof shall remain the property of the disclosing party. Upon expiration or termination of this Agreement, or at the request of the disclosing party, the receiving party shall return the original and all copies of Proprietary Information in tangible forms, or at the sole option of the disclosing party destroy any and all copies, partial or complete, in whatever media, and provide certification in writing signed by an officer of the company that such destruction of such information has been completed.

5.4 Parties acknowledge and agree that due to the unique nature of the Proprietary Information, there can be no adequate remedy at law for any breach of the obligations hereunder, that any such breach may result in irreparable harm to the non-breaching party, and therefore, that upon any such breach or any threat thereof, the non-breaching party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

5.5 This Section 5 shall survive the termination or expiration of this Agreement for a period of five (5) years.

VI.      LIMITED LIABILITY

6.1 NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

VII.     WARRANTY AND INDEMNIFICATION

7.1 MoSys hereby warrants and represents that the Virtual Component was and will be developed by MoSys, and/or that it has the right and authority to authorize TSMC to use the Virtual Component as set forth herein.

7.2 MoSys agrees to indemnify, hold harmless and defend TSMC from and against any and all damages, costs and expenses, excluding indirect, incidental, or consequential damages, incurred in connection with a claim that the Prototypes infringe on any valid patent, copyright, or any other intellectual property right.

VIII.    INTELLECTUAL PROPERTY OWNERSHIP

8.1 All worldwide rights, titles and interests, including without limitation all intellectual property rights, in and to the information, specifications, and other materials provided by one party to the other party under this Agreement shall remain the sole and exclusive property of the one party. No licenses are granted herein, and neither party shall have any rights in the intellectual property rights of the other, whether express, implied, arising by estoppel or otherwise.


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IX.      TERM AND TERMINATION

9.1 This Agreement shall have an initial term of two (2) years from the Effective Date and it shall be automatically renewed for successive one (1) year terms unless one party gives another party a written notice 30 days prior to the expiry of the term then in effect.

9.2 This Agreement may be early terminated by either party if the other party (1) breaches any material provision of this Agreement and does not cure or remedy such breach within thirty (30) days after receipt of the notice of breach from the other party; (2) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing. Termination of this Agreement shall be effective 30 days after issuance of a written notice of termination to the other party by the nondefaulting party.

9.3 Termination of this Agreement for any reason shall not affect (1) the obligations accruing prior to the effective date of termination; and (2) any obligations under Sections IV, V, VI, VII and VIII hereof, all of which shall survive termination or expiry of this Agreement.

9.4 Upon expiration or termination of this Agreement, both Parties shall immediately cease using the other party's name or goodwill to promote the Virtual Component.

X.       EXPORT CONTROL

10.1 TSMC and MoSys are subject to national export control regulations of the Republic of China and United States of America. TSMC and MoSys will take all appropriate measures not to violate these regulations and will keep the other party fully harmless from all damages arising out of or in connection with any violation.

XI.      MISCELLANEOUS

11.1 Neither party shall be responsible for any failure to perform under this Agreement, if such failure is caused by unforeseen circumstances or due to causes beyond its reasonable control, including but not limited to acts of God, riot, labor stoppages, acts of civil and military authorities, fire, floods or accidents.

11.2 This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. In the event of any dispute arising out of or in connection with this Agreement which cannot be amicably settled by Parties hereto, Parties agree to submit any such dispute to a binding arbitration in English in San Jose, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be before three (3) arbitrators, one to be selected by each party and the third to be selected by the two selected arbitrators. Each party shall bear its own expenses for the arbitration. The award rendered by the arbitration shall be final and binding upon all Parties, and may be enforced in any court of competent jurisdiction. Parties, their representatives, other participants and arbitrators shall hold the existence, content and result of the arbitration in confidence. Nothing in this Section shall be construed to preclude any party hereto from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions from any court of competent jurisdiction, in order to protect its rights pending arbitration. All information relating to or disclosed by any party in connection with the arbitration shall be treated by Parties and the arbitration panel as Proprietary Information and no disclosure of such information shall be made by either party or the arbitration panel without the prior written consent of the disclosing party.

11.3 No waiver of any breach or failure by either party to enforce any provision of this Agreement shall be deemed a waiver of any other or subsequent breach or a waiver of future enforcement of that or any other provision.


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11.4     No modification, alteration or amendment of this Agreement shall be effective unless in writing and signed by both Parties.

11.5 In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.6 Neither party shall have any right or ability to assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other except that a party (i) may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all of its business or assets, (ii) may assign or transfer any rights to receive payments hereunder, or (iii) in order to perform its obligations under this Agreement, a party may assign to a sub-contractor who shall be subject to confidentiality obligations and with the other party's prior approval. The party who assigns to such sub-contractor shall be fully responsible to the other party for the acts of such sub-contractor.

11.7 The relation of Parties hereto is that of independent contractors, and neither party is an employee, agent, partner or joint venture of the other.

IN WITNESS WHEREOF, Parties hereto have caused this Agreement to be duly executed in duplicate on their behalf by their duly authorized officers and representatives on the date given above.

Taiwan Semiconductor                     Monolithic System Technology, Inc.
Manufacturing Co., Ltd.

By:                                      By:
   --------------------------------         -----------------------------------

Name:                                    Name:

Title:                                   Title:


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